Bell & Howell Company  5215 Old Orchard Road            voice 847.470.7100
                       Skokie, Illinois 60077.1076      fax   847.470.9825

                                                 web    bellhowell.com
                                                 e-mail info@corp.bellhowell.com


                                                                   BELL & HOWELL

                                   Contacts:


           Nils A. Johansson                  Dwight A. Mater
           Executive Vice President           Vice President, Investor Relations
           Phone 847-470-7617                 and Business Development
                                              847-470-7111

                       BELL & HOWELL ANNOUNCES Q3 RESULTS

SKOKIE, Ill., Oct. 17 /PRNewswire/ -- Bell & Howell Company (NYSE: BHW - news) today announced third quarter net sales of $94 million, up 12% over the prior year, from continuing operations on a comparable basis. EBITDA (earnings before interest, taxes, depreciation and amortization) grew 18% for the quarter to $26 million, and earnings per share was 23 cents, before restructuring charges and the Company's equity interest in bigchalk.com. On a year to date comparable basis, sales grew 9% to $275 million and EBITDA improved 20% to $72 million. James Roemer, Bell & Howell Chairman, President and CEO, said, "I am very pleased with our performance and we are well positioned for a strong finish to the year."

Reviewing third quarter results for Information & Learning, Roemer continued, "Sales remained robust with growth of 20%. We continued to enjoy success on a worldwide basis. XanEdu, our course-centric business, was launched in late July and I am excited about the early indicators. We are working with many of the leading e-learning publishers, distance learning and platform providers, and textbook publishers. For example, we have just signed an agreement with McGraw-Hill that will integrate XanEdu applications and content into their textbooks, curriculum products, and websites."

Turning to Publishing Services, Roemer added, "Sales totaled $42 million for the quarter. In North America, our automobile dealer installed base of electronic parts catalogs has grown 7% year to date and we continue to gain share. CollisionLink, our e-commerce application, has received positive feedback from dealers and manufacturers, and will be launched in early Q1. MotorcycleWorld.com is currently receiving over 13,000 visitors daily and we expect to be the number one motorcycle website by the end of the year."


                                     -more-

BELL & HOWELL REPORTS Q3 RESULTS/PAGE 2


"When looking ahead for the new ProQuest Company," added Roemer, "I expect $225 million in sales for this year in Information and Learning, with nearly $125 million from electronic sales. With respect to Publishing Services, sales are expected to reach $160 million. In total, on a comparable basis, I see sales growth of about 10%, with EBITDA growth in the mid-teens, including significant investments in our Internet initiatives." Although not reflected in the above projections, the Company also indicated that it will be modifying revenue recognition for its domestic automotive subscription business, per the Securities and Exchange Commission's SAB #101. Such adoption will be reflected in the fourth quarter results.

The  Company is  continuing  to  negotiate  the sale of its  Imaging  and Mail &
Messaging businesses and indicated it is also considering two separate transactions. The Imaging business had sales of $41 million and EBITDA of $5 million for the quarter and is on track to achieve approximately $23 million EBITDA for the full year. Sales for the quarter for Mail & Messaging were $103 million, and EBITDA of $8 million which the Company indicated put it on course to achieve approximately $35 million for the full year.

Commenting on the reported 23 cents earnings per share, Roemer indicated, "Sales and EBITDA growth are more indicative of the health of our continuing operations during this year of change and restructuring. Earnings per share, on the other hand, reflects an allocation of interest expense and the current corporate overhead structure that will be significantly reduced as we conclude the sales process. Furthermore, reported interest expense increased versus prior year due to acquisitions and a benefit from interest income on an Internal Revenue Service refund that reduced net interest expense in 1999."

The Company also announced that Nils Johansson, Chief Financial Officer and EVP, will move into a role as strategic advisor for the ProQuest Company. His initial focus will be to complete the sale of the Imaging and Mail & Messaging businesses while continuing to pursue e-commerce related initiatives. Roemer commented, "Nils has been a trusted colleague and partner for the last ten years and I look forward to working closely with him on strategic initiatives ranging from MotorcycleWorld to bigchalk.com as well as other opportunities."


                                     -more-

BELL & HOWELL REPORTS Q3 RESULTS/PAGE 2


Alan Aldworth has joined the Company as Chief Financial Officer. "Alan is a seasoned executive, previously with Tribune Company, who brings exceptional financial and general business experience to our Company," added Roemer. "I am confident that Alan will help position us for the future and drive increased shareholder value."

Concluding, Roemer said, "With respect to our continuing operations, we had a terrific third quarter and have a busy fourth quarter ahead of us. We anticipate concluding the sales of Imaging and Mail & Messaging and beginning the relocation of our corporate headquarters to Ann Arbor. We are optimistic that we will finish the year with strong performances throughout the Company."

Conference Call
---------------

To participate in a review and question and answer session regarding third quarter results with Bell & Howell's senior management, call 773-756-4619, using the password BHW, at 4:00 p.m. (CT) on Tuesday, Oct. 17, 2000. For your convenience, the call will be taped and archived until Nov. 17, 2000 and can be accessed by calling 402/530-7685. This conference call may also be accessed over the Internet through Vcall at http://www.vcall.com . To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at Vcall's website.

Risk Factors
------------

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, including without limitation, the cost and availability of intellectual property from third parties, impact of the change in revenue recognition from the Securities and Exchange Commission's SAB #101 pertaining to subscription revenues, decreases in the ability to attract and retain employees for the existing Bell & Howell, obtain capital, including interest rate risks, unexpected merger-related effects, timing and market conditions relating to the sale of the Mail & Messaging Technologies and Imaging businesses as well as business execution risk and risk of new competitors, and any necessary regulatory approvals, decreases in funding for Internet access as well as overall acceptance and usage of the Internet in the education and library markets, the willingness of parents to purchase educational products for home use, the availability of free or advertising supported research information on the Internet, decreases or shifts in mail volumes, rate of acceptance of electronic-based mailings, including effects of and rate of acceptance of internet-based solutions, including the automotive business, changes in the business services market, changes in the automotive industry, and general economic conditions, all of which could cause actual results to differ materially, and such other risks as discussed in the company's filings with the Securities and Exchange Commission.

About Bell & Howell
-------------------

Headquartered in Skokie, Illinois, Bell & Howell Company (NYSE: BHW - news) is a leading information solutions and services provider to industries worldwide. In each of its businesses, the company transforms information through software and services, helping its customers operate more effectively and efficiently. Additional information on Bell & Howell can be found at www.bellhowell.com .

                              BELL & HOWELL COMPANY
                            SALES AND EARNINGS SUMMARY
                   (Dollars in Millions, Except Per Share Data)

                               Third Quarter               Year-to-Date
                       -------------------------   --------------------------
                        2000       1999    Incr     2000      1999     Incr
                        ----       ----   (Decr)    ----      ----    (Decr)
                                          ------                      ------
    Net Sales:
    Information and
      Learning         $52.2      $45.7     14%   $158.4    $138.6      14%
    Publishing
      Services          41.9       40.8      3%    116.8     118.8      (2%)
                       -------------------------   --------------------------
    Net Sales           94.1       86.5      9%    275.2     257.4       7%

    EBITDA (A)          26.0       22.1     18%     72.3      60.1      20%

    EBIT (B)            14.2       11.6     22%     34.0      28.1      21%

    Net Interest
      Expense            5.2        0.6    755%     16.1       7.4     118%

    Income Tax Expense   3.6        4.4    (18%)     7.1       8.3    (13%)
                       -------------------------   --------------------------
    Earnings from
      Continuing
      Operations
      (C),(D)           $5.4       $6.6    (18%)   $10.8     $12.4     (13%)
                       =========================   ==========================

    Earnings per Common
      Share from
      Continuing
      Operations: (C),(D)
        - Basic        $0.23      $0.28    (18%)   $0.46     $0.53     (13%)
        - Diluted       0.23       0.28    (18%)    0.45      0.52    (13%)

    Earnings per Common
      Share from Continuing
      Operations excluding
      acquisition
      amortization: (C),(D)
        - Basic        $0.31      $0.34     (9%)   $0.69     $0.71     (3%)
        - Diluted       0.31       0.34     (9%)    0.69      0.70     (1%)

    (A) EBITDA is defined as EBIT plus depreciation and amortization
    (B) EBIT is defined as income from continuing operations before restructuring, interest and taxes
    (C) 2000 results include e-commerce expenses of $4.4 million and $10.2 million in Q3 and YTD, respectively.
    (D) Excludes restructuring, equity interest in bigchalk.com, discontinued operations, and cumulative effect of change in accounting principle of:

                                  Third Quarter              Year-to-Date
                                  -------------              ------------
                              2000          1999         2000          1999
                              ----          ----         ----          ----

    Restructuring Expense
      (continuing
       operations)          $(0.7)            $-       $(1.5)            $-
    Earnings (Loss) from
      Equity Interest
      (bigchalk.com)         (5.6)             -       (14.3)             -
    Earnings (Loss) from
      Discontinued Operations 3.3            6.4         4.0           17.7
    Cumulative Effect of
      Change in Accounting
      Principle                  -             -        (5.6)             -

    Earnings (Loss) per
     Common Share:

    from Restructuring
      (continuing operations)
        - Basic/Diluted    $(0.03)            $-      $(0.06)            $-

    from Equity Interest
      (bigchalk.com):
      - Basic              $(0.24)            $-      $(0.61)            $-
      - Diluted             (0.24)             -       (0.60)             -

    from Discontinued Operations:
      - Basic               $0.14          $0.27       $0.17          $0.75
      - Diluted              0.14           0.26        0.17           0.74

    from Cumulative Effect of
      Change in Accounting
      Principle
      - Basic/Diluted           $-            $-      $(0.24)            $-

                              BELL & HOWELL COMPANY
                            SALES AND EARNINGS SUMMARY
                         (Dollars and Shares in Millions)

                              Third Quarter                Year-to-Date
                       -------------------------   --------------------------
                        2000       1999    Incr     2000      1999     Incr
    Net Sales           ----       ----   (Decr)    ----      ----   (Decr)
    ---------                             ------                     ------

    Continuing Operations:

    Information and
      Learning         $52.2     $43.5(A)   20%   $158.4    $133.2(A)   19%

    Publishing
      Services          41.9       40.8      3%    116.8     118.8     (2%)
                       -------------------------   --------------------------
    Net Sales -
      Continuing
      Operations       $94.1      $84.3     12%   $275.2    $252.0       9%

    Discontinued Operations

    Mail and Messaging
      Technologies    $102.7     $107.0     (4%)  $288.8    $321.9     (10%)

    Imaging             41.1       44.8     (8%)   124.5     130.9     (5%)
                       -------------------------   --------------------------
    Net Sales -
      Discontinued
      Operations      $143.8     $151.8     (5%)  $413.3    $452.8      (9%)
                      ==========================  ===========================

    EBITDA (B)
    ----------

    Continuing
      Operations       $26.0      $22.1     18%    $72.3     $60.1      20%

    Discontinued
      Operations        12.8       16.7    (23%)    33.6      48.0     (30%)


    EBIT (C)
    --------

    Continuing
      Operations       $14.2      $11.6     22%    $34.0     $28.1      21%

    Discontinued
      Operations        10.4       13.2    (21%)    22.4      37.2     (40%)

    Other Financial Data
    --------------------

    Capital
      Expenditures     $11.7      $12.5     (6%)   $35.7     $33.9       5%

    Net Debt                                      $540.7    $479.2      13%

    Average number of common shares and equivalents outstanding:
    Basic               23.7       23.7             23.7      23.5
    Diluted             23.7       24.0             23.8      23.9

    (A)1999 Information and Learning revenue has been restated to reflect the consistent application of both:
      - SEC Staff Accounting Bulletin 101(issued by the SEC in December 1999 and adopted by the Company as of the beginning of fiscal 2000) which modified revenue recognition for new on-line subscriptions, and
      - accounting for the results of the Company's kindergarten through twelfth grade ("K-12") internet business which was combined with the K-12 internet business of Infonautics, Inc. in December 1999 to form bigchalk.com.

    (B)EBITDA is defined as EBIT plus depreciation and amortization

    (C)EBIT is defined as income from continuing operations before restructuring, interest and taxes